EXHIBIT 99.1

For Immediate Release: April 29, 2013

STEVE CHAZEN WILL REMAIN AS CEO OF OCCIDENTAL PETROLEUM THROUGH 2014

Board Adopts Corporate Governance and Executive Compensation Initiatives
and Reduces Director Compensation

LOS ANGELES – April 29, 2013 – Occidental Petroleum Corporation (NYSE: OXY) today announced that Steve Chazen will continue to serve as Chief Executive Officer through the end of 2014 with the Board’s full support. Mr. Chazen immediately assumes responsibility for all of the Company’s operations, including Oxy’s international operations. Mr. Chazen will assist the Board with its ongoing succession process and will work with the Board on corporate strategy, succession planning, executive compensation and talent development.
“Today’s announcement is consistent with my personal plans,” stated Steve Chazen, Chief Executive Officer. “The Board and I have discussed the importance of identifying new leadership for the next decade. I support the Board and its efforts to move forward on succession and corporate governance issues and look forward to working with them to effect an orderly transition. For the past 20 years, Ray Irani and I have had a productive partnership. Ray has devoted his career to this company, and during his 20-year tenure as CEO, total shareholder return increased more than 2,000 percent. As the Board and I have said many times, Ray has made invaluable contributions to the Company and has earned our respect and gratitude, as well as the respect and gratitude of all the stakeholders in the Company. The Board and I look forward to calling on Ray for advice, counsel and help in advancing the Company’s business interests for the benefit of our shareholders, employees, and business partners. We know that he will be forthcoming with all of the wisdom and judgment he has always given us.”
The Board believes that this action reflects the extensive feedback the Company has received from shareholders, who also indicated a strong desire to move forward with other corporate governance and executive compensation changes. Therefore, the Board is adopting the following policies:
Corporate Governance
—	Going forward it will be the policy of the Board to have an independent director serve as Chairman;
—	The chairs of each Board committee and the independent Chairman will be rotated at least every five years;

—	The Board will add at least two new independent directors; emphasis will be placed on industry knowledge;
—	Going forward, it will be the policy of the Board that former CEOs of the Company will not be eligible to serve on the Board of Directors;
—	The mandatory retirement age for the Chief Executive Officer will be fixed at 68 years of age;
—	The Board will create a Committee on Management Succession and Talent Development. The Board is committed to CEO and executive succession and development;
—	The independent directors will continue to hold at least one executive session without management present during each Board meeting.

Director & Executive Compensation

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The annual common stock grant to non-employee directors will immediately be reduced by at least 20 percent, and the director compensation program will be reviewed and revised this year to bring director compensation levels in line with peers;

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The discretionary portion of the CEO bonus will be reduced to no more than 20 percent from 40 percent, and in evaluating the CEO’s performance, emphasis will be placed on the Company’s financial performance as well as succession planning, talent development and maintaining and improving the Company's achievements on health, safety and environmental matters;

—	The Total Shareholder Return (“TSR”) Award under the Company’s Long Term Incentive Program will be limited to 50 percent of the maximum target if TSR is negative over the performance period;
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Future recruitment incentives/bonuses for senior executive officers designed to provide recruits with benefits similar to what they would forgo in order to accept a position with the Company will be paid primarily in equity with retention periods; and

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The design of the entire Long Term Incentive Program will be reviewed and modified to fully align pay and performance, to align the Program with those of top-performing Company peers and to reflect best practices. In this regard, Mr. Chazen proposed that he will not be eligible for any bonus or current earnings-based compensation during his remaining tenure as CEO of Occidental. He also proposed that he will not receive any grants under the existing TSR-based program. This will allow the Board an opportunity to thoughtfully formulate a new compensation plan for the CEO position.

Director Peggy Foran, said, “We greatly value constructive input from our shareholders and have spoken with many of them over the past several weeks. After carefully evaluating all of the suggestions and feedback we received from shareholders during the course of those conversations, we have decided to adopt these policies, which are aimed at building long-term value for shareholders.”
Spencer Abraham, Chairman of the Compensation Committee, added, “Occidental is committed to revising its executive compensation program to reflect shareholder feedback, as well as to insure that our compensation program is in alignment with our peers and creates a very strong linkage between pay and performance.”
About Oxy
Occidental Petroleum Corporation (OXY) is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is one of the largest U.S. oil and gas companies, based on equity market capitalization. Oxy's wholly owned subsidiary OxyChem manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

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Contacts:

Occidental Petroleum Corporation

Media:
Dale A. Petroskey	Melissa E. Schoeb
310-443-6249	310-443-6504
dale_petroskey@oxy.com	melissa_schoeb@oxy.com

or

Investors:
Chris Stavros
212-603-8184
chris_stavros@oxy.com

On the web: www.oxy.com

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